Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN TAYLOR ANNOUNCES JUNE 2005 SALES RESULTS

New York, New York, July 7, 2005 – AnnTaylor Stores Corporation (NYSE:ANN) announced today total net sales for the five-week period ended July 2, 2005 increased 11.0 percent to $192,479,000 over total net sales of $173,349,000 for the five-week period ended July 3, 2004. By division, net sales were $79,187,000 for Ann Taylor compared to $79,668,000 last year, and $93,899,000 for Ann Taylor LOFT compared to $77,618,000 last year.

Comparable store sales decreased 1.2 percent for the period, compared to a comparable store sales increase of 11.9 percent for the same five-week period last year. By division, comparable store sales for fiscal June 2005 were down 2.7 percent for Ann Taylor compared to a 6.7 percent increase last year, and down 0.8 percent for Ann Taylor LOFT compared to a 20.9 percent increase last year.

Ann Taylor Chairman, J. Patrick Spainhour, stated, “Our June sales reflected the positive response we have seen to new product as well as the favorable impact of more seasonable weather. Nonetheless, we will continue to take whatever actions are necessary in the second quarter to enable us to enter the third quarter in a clean inventory position.”

Total inventory levels at the end of June were down approximately one percent on a per square foot basis compared to the same period last year. By division, inventory levels on a per square foot basis were down approximately seven percent at Ann Taylor and up approximately five percent at Ann Taylor LOFT. June marked the first decrease in total inventory per square foot since April 2004, and the Company continues to anticipate that consolidated inventory levels per square foot will be down in the low double-digit range by year-end.

ANNTAYLOR

Kay Krill, Ann Taylor President, stated, “At Ann Taylor, we were pleased with continued client acceptance of our newer, more neutral-based product assortment, which reflects the more brand-appropriate, updated classics that our client expects from Ann Taylor. However, we continued to be very promotional throughout the month in what is clearly a very competitive retail environment. At Ann Taylor LOFT, our neutral-based June product assortment resonated more positively with our client as well. Nonetheless, we were and will continue to be promotional for the balance of the quarter in order to be best positioned for the fall season.”

During the month, the Company opened seven Ann Taylor LOFT stores and four Ann Taylor Factory stores. The total store count at month end was 782, comprised of 361 Ann Taylor stores, 375 Ann Taylor LOFT stores and 46 Ann Taylor Factory stores. Total square footage at the end of fiscal June 2005 increased 15.7 percent over the same period last year.

For the fiscal year-to-date period ended July 2, 2005, the Company’s net sales totaled $846,057,000, up 9.0 percent from $776,468,000 for the same period last year. By division, net sales for the fiscal year-to-date period were $359,693,000 for Ann Taylor compared to $371,147,000 last year, and $402,696,000 for Ann Taylor LOFT compared to $340,140,000 last year. Comparable store sales for the fiscal year-to-date period were down 3.5 percent, compared to an increase of 11.4 percent for the same period last year. By division, comparable store sales for the fiscal year-to-date period were down 4.7 percent for Ann Taylor compared to a 3.4 percent increase last year, and down 3.0 percent for Ann Taylor LOFT compared to a 25.0 percent increase last year.

In June, the Company purchased 375,000 shares of its common stock at a cost of approximately $9,300,000. Of the $100,000,000 securities repurchase program approved by the Company’s Board of Directors on August 10, 2004, approximately $33,400,000 remains.

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 782 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of July 2, 2005.

ANNTAYLOR

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. These forward-looking statements reflect the Company’s current expectations concerning future events, and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company’s brand awareness and marketing programs; the inability of the Company to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company’s Online Stores; a significant change in the regulatory environment applicable to the Company’s business; risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints; the impact of quotas, and the elimination thereof; an increase in the rate of import duties or export quotas with respect to the Company’s merchandise; financial or political instability in any of the countries in which the Company’s goods are manufactured; the potential impact of natural disasters and health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company’s vendors; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; the inability of the Company to hire, retain and train key personnel, and other factors set forth in the Company’s filings with the SEC. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

Contact:
Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547